EXHIBIT 99.1

Resolution Performance Products LLC

1600 Smith Street, Suite 2400

Houston, TX  77002

P.O. Box 4500

Houston, TX  77210-4500

Tel 832.366.2300

Fax 832.366.2584

www.resins.com

For Immediate Release

Contact:  David S. Graziosi

Chief Financial Officer

832-366-2508

RESOLUTION PERFORMANCE PRODUCTS LLC ANNOUNCES NEW $150 MILLION REVOLVING CREDIT FACILITY

HOUSTON, January 26, 2005.  Resolution Performance Products LLC, a leading manufacturer and developer of epoxy resins, today reported that it has entered into a new revolving credit facility expiring on June 24, 2009.  The $150 million credit facility refinances the Company’s previous $75 million revolving credit facility and provides for borrowings and letters of credit in the U.S. and the Netherlands. The new credit facility does not contain financial covenants that require the Company to comply with financial performance tests to permit borrowings and letters of credit other than monthly borrowing base calculations. “This new credit facility will provide additional liquidity and financial flexibility as our global business continues to improve,” said David S. Graziosi, CFO of Resolution Performance Products.

Resolution Performance Products is a leading worldwide manufacturer and developer of epoxy resins and is the leading global manufacturer of Versatic acids and derivatives.  Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials.  The Company, with approximately 900 employees, has operations in the United States, Europe and Asia.  Additional information about the Company and its financial results and current report filings are available on its web site at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements.  The Company can give no assurance that such expectations will prove to be correct.  Factors that could cause the Company’s results to differ materially from current expectations include:  general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors, substantial indebtedness and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (File No. 333-112016) and in its periodic reports filed with the SEC.